Exhibit 10.3

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of September 5, 2016, by and among Volkswagen Truck & Bus GmbH (“Investor”) and Navistar International Corporation, a Delaware corporation (the “Company”).

WHEREAS, Investor and its affiliates and associates may desire to acquire ownership of additional shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) without being subject to the restrictions under Section 203 of the General Corporation Law of the State of Delaware (“DGCL 203”) applicable to a “business combination” with an “interested stockholder” (each such term, as used in this Agreement, shall have the meaning given to it in DGCL 203, except as described in Section 5 hereof), so long as Investor and its affiliates and associates do not own the Threshold Percentage or more of the voting power of the then issued and outstanding shares of voting stock of the Company;

WHEREAS, as of the date hereof, the Company and Investor have no current discussions or negotiations with each other regarding a business combination or other extraordinary transaction involving the Company;

NOW THEREFORE, in consideration of the premises and the covenants of the parties set forth in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the undersigned hereby agree as follows:

1. For purposes of this Agreement, “Threshold Percentage” shall mean 20%; provided that if, during the term of this Agreement, the Company grants to any person other than Investor and its affiliates an exemption or waiver to hold an ownership percentage that is greater than the then-current Threshold Percentage, the ownership percentage limits set forth in this definition shall be automatically increased from the then-current Threshold Percentage to such greater ownership percentage as is granted to such other person.

2. The Company hereby represents and warrants to Investor that the Board of Directors of the Company has duly approved (the “Board Approval”) this Agreement and the acquisition by Investor and its affiliates and associates, whether pursuant to the transaction pursuant to the Stock Purchase Agreement, dated as of the date hereof, by and between the Company and Investor (the “Stock Purchase Agreement”) or in a single transaction or multiple transactions from time to time, of additional shares of Common Stock to the extent such acquisitions would result in Investor and its affiliates and associates being the owner of 15% or more, but less than the Threshold Percentage, of the voting power of the shares of voting stock of the Company issued and outstanding from time to time, subject to the limitations provided for in Section 5 hereof and subject to the accuracy of the representations and warranties set forth in Section 3 hereof.

3. Investor hereby represents and warrants that, as of the date of this Agreement and assuming the accuracy of the representations and warranties set forth in Section 4 hereof, Investor and its affiliates and associates are, in the aggregate, owners of less than 15% of the shares of Common Stock issued and outstanding as of the date of this Agreement.

4. The Company hereby represents and warrants that, as of the date of this Agreement, there are 81,618,151 shares of Common Stock issued and outstanding which is the only class of “voting stock” (as defined herein) of the Company.

5. Investor agrees that if Investor or any of its affiliates and associates becomes the owner of shares of voting stock of the Company such that Investor would, together with their affiliates and associates, in the aggregate own the Threshold Percentage or more of the voting power of the issued and outstanding shares of voting stock of the Company under circumstances in which they would be an “interested stockholder” as defined in DGCL 203 (but, for this purpose, replacing 15% in such definition with the Threshold Percentage) (any event causing Investor and its affiliates and associates to own in the aggregate the Threshold Percentage or more of the voting power of the then issued and outstanding shares of voting stock of the Company, an “Additional Acquisition”), then (i) notwithstanding the Board Approval referred to in Section 2 of this Agreement, the restrictions under DGCL 203 applicable to a “business combination” with an “interested stockholder” shall apply as a matter of contract pursuant to this Agreement (except as modified herein) to Investor and its affiliates and associates as if such Board Approval had not been granted and as if the Additional Acquisition had caused Investor and its affiliates and associates to become an interested stockholder for purposes of DGCL 203, except that wherever 15% is used in DGCL 203 it shall mean, for all purposes of this Agreement, the Threshold Percentage; and (ii) Investor and its affiliates and associates will not engage in any business combination with the Company for a period of 3 years following the time that Investor and its affiliates and associates became an owner of the Threshold Percentage or more of the voting power of the then issued and outstanding shares of voting stock of the Company, unless:

(1) prior to such time the Board of Directors of the Company approved, including approval by a majority of the Non-Investor Directors (as defined in Section 6), either the business combination or the Additional Acquisition;

(2) upon consummation of the transaction which resulted in Investor and its affiliates and associates becoming an owner of the Threshold Percentage or more of the voting power of the issued and outstanding shares of voting stock of the Company, Investor and its affiliates and associates owned at least 85% of the voting power of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by Investor and its affiliates and associates) those shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time the business combination is approved by the Board of Directors of the Company, including by a majority of the Non-Investor Directors, and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the voting power of the outstanding voting stock which is not owned by Investor and its affiliates and associates;

provided, that, the restrictions set forth above shall not apply if any of the exceptions in subsections (b)(4), (5) or (6) of DGCL 203 would be applicable at the time of such business combination.

6. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures were upon the same instrument. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement. This Agreement constitutes the entire agreement among the parties hereto in respect of the subject matter hereof. No provision of this Agreement may be: (a) amended except by an instrument in writing executed by the parties hereto; or (b) waived except by an instrument in writing executed by the party against whom the waiver is to be effective; provided that any such amendment or waiver has been approved by the Board of Directors of the Company, including, to the fullest extent permitted by law, by a majority of the Non-Investor Directors. Except as set forth in Section 7 hereof, this Agreement shall not be terminated except by an instrument in writing executed by the parties hereto; provided that any such termination has been approved by the Board of Directors of the Company, including, to the fullest extent permitted by law, by a majority of the Non-Investor Directors. For purposes of this Agreement, “Non-Investor Directors” shall mean the members of the Board of Directors of the Company that are not affiliated with, and were not nominated by, Investor or any affiliate or associate thereof or any other stockholder of the Company (including any affiliate or associate of any such stockholder) that is subject to an agreement similar to this Agreement. This Agreement: (i) shall not be assignable by any of the parties hereto and (ii) shall be binding on successors of the parties hereto.

7. This Agreement shall automatically terminate and be of no further force and effect if the Stock Purchase Agreement is terminated without the consummation of a Share Issuance (as defined in the Stock Purchase Agreement) thereunder (it being understood that the Board Approval shall be of no further force and effect after termination of this Agreement pursuant to this Section 7).

8. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

9. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

10. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

11. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12. As used in this Agreement, the terms “affiliate,” “associate,” “owner,” including the terms “own” and “owned,” “stock” and “voting stock” have the meanings given to them in DGCL 203; provided, that, for the avoidance of doubt, the Company’s Nonconvertible Junior Preference Stock, Series B, par value $1.00 per share, and the Company’s Convertible Junior Preference Stock, Series D, par value $1.00 per share, each with the rights currently set forth in the Company’s certificate of incorporation in effect on the date hereof, shall not be deemed to be voting stock for purposes of this Agreement.

13. This Agreement is intended to benefit, and shall be enforceable by, each holder of outstanding shares of capital stock of the Company as a third-party beneficiary of this Agreement, such that such stockholders shall be entitled to enforce the Agreement if any of the provisions of this Agreement were not performed in accordance with their specific terms, as amended from time to time in accordance with Section 6 hereof, or were otherwise breached by the parties hereto, including, without limitation, in the event any business combination were consummated in violation of Section 5 hereof, as amended from time to time in accordance with Section 6 hereof, other than any consummation thereof pursuant to a waiver obtained in accordance with Section 6 hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Troy A. Clarke
	Name:	Troy A. Clarke
	Title:	President and Chief Executive Officer

By:	/s/ Walter G. Borst
	Name:	Walter G. Borst
	Title:	Executive Vice President and Chief Financial Officer

VOLKSWAGEN TRUCK & BUS GMBH

By:	/s/ Andreas Renschler
	Name:	Andreas Renschler
	Title:	Chief Executive Officer

By:	/s/ Matthias Gründler
	Name:	Matthias Gründler
	Title:	Chief Financial Officer

[Signature Page to DGCL Section 203 Agreement]